Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Bullfrog AI Holdings, Inc. on Form S-1, as amended, of our report dated March 29, 2024, with respect to our audit of the consolidated financial statements for the years ended December 31, 2023 and 2022, and our report dated April 25, 2023, with respect to our audit of the consolidated financial statements for the years ended December 31, 2022 and 2021. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
The Woodlands, Texas

November 25, 2024